UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 23, 2009

Papa John's International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21660	61-1203323
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2002 Papa John's Boulevard Louisville, Kentucky	40299-2367
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(502) 261-7272

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23,  2009, Papa John’s International, Inc. (the “Company”) announced the appointment of John H. Schnatter,  age 47, as Chief Executive Officer, and J. Jude Thompson, age 47, as President and Chief Operating Officer of the Company.

Mr. Schnatter’s compensation as Chief Executive Officer will consist of a $500,000 equity grant based on a Black-Scholes valuation to be made in conjunction with the Company’s long-term incentive program, to be made on April 30, 2009 immediately following the Annual Meeting of Stockholders. The equity grant under the Company’s 2008 Omnibus Incentive Plan will be composed 75% of stock options, with a six-month vesting period and a five year term, and 25% of time-based restricted stock vesting three years from the date of grant. Mr. Schnatter will also be eligible to earn a short-term incentive bonus in 2009 under terms mirroring the Company’s 2009 management incentive program, with a $429,000 target award, and he will also participate in the Company’s quality service incentive plan, with a $1,000 per month target.  Mr. Schnatter will not receive a base salary in cash, but he will continue to receive stock option grants for his services as Chairman and Founder under the agreements entered into between him and the Company in August 2007 with respect to his Chairman and Founder roles, as previously disclosed.

Mr. Schnatter created the Papa John's concept in 1984 and opened the first Company restaurant in 1985. He served as Chairman of the Board and Chief Executive Officer from 1990 until April 2005, and as President from 1985 to 1990 and from 2001 until April 2005. From April 2005 until May 2007, he served as Executive Chairman of the Company, an executive officer position. In May 2007, Mr. Schnatter assumed non-executive officer status with the Company, continuing to chair the Board as Founder Chairman, and he was appointed Interim Chief Executive Officer on December 4, 2008.  Mr. Schnatter’s brother, Charles W. Schnatter, is an executive officer of the Company.

Mr. Thompson has served on the Company’s Board of Directors since February 2008.  As President and Chief Operating Officer, he will report to the Chief Executive Officer.  Upon Mr. Thompson’s appointment as President and Chief Operating Officer, Board of Directors member Alexander W. Smith replaced Mr. Thompson as a member of the Company’s Audit Committee, and Board of Directors member Norborne P. Cole, Jr. replaced Mr. Thompson as a member of the Company’s Corporate Governance and Nominating Committee.

Mr. Thompson entered into a customary noncompetition and non-solicitation agreement with the Company upon commencement of his employment, and was granted a one-time initial hire grant of 70,000 stock options on April 23, 2009, the date of his commencement of service as President and Chief Operating Officer.  Mr. Thompson will receive a $550,000 base salary, and a $500,000 equity grant based on a Black-Scholes valuation to be made in conjunction with the Company’s long-term incentive program, to be made on April 30, 2009 immediately following the Annual Meeting of Stockholders. The equity grant will be composed 75% of stock options, with a three year graded vesting period and a five year term, and 25% of time-based restricted stock vesting three years from the date of grant. Mr. Thompson will also be eligible to participate in the Company’s 2009 management incentive program, with a $268,000 target award, prorated for his period of service as President and  and Chief Operating Officer for 2009. He will also participate in the Company’s quality service incentive plan, with a $1,000 per month target.

Mr. Thompson is the co-owner of Assurance Investment Partners, a national insurance brokerage agency.  From 2006 to 2008, Mr. Thompson served as Senior Vice President of WellPoint, Inc. (NYSE: WLP), and President, Individual Business, of Anthem Blue Cross and Blue Shield.  In this position, Mr. Thompson was responsible for all aspects of the company’s Individual Business unit in the 14 states served by WellPoint, which generated $5+ billion in revenue in 2007. Prior to that, Thompson held positions of increasing responsibility with Anthem Blue Cross and Blue Shield, a division of WellPoint, or its affiliates since 1989.

Item 7.01.  Regulation FD Disclosure.

The Company issued a press release on April 23, 2009 announcing the appointments of Mr. Schnatter and Mr. Thompson. A copy of the press release is attached as Exhibit 99.1 hereto.

The information in the press release is being furnished, not filed, pursuant to Item 7.01 of Form 8-K. Accordingly, the information in Item 7.01 of this Current Report, including Exhibit 99.1, will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

99.1	Press Release issued by Papa John’s International, Inc., dated April 23, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Papa John's International, Inc.
(Registrant)

Date: April 24, 2009	By: /s/ J. David Flanery Name: J. David Flanery Senior Vice President and Chief Financial Officer